Exhibit 99.4

MuniMae Structures $413 Million of Multifamily Financing
And Raises $91 Million in Capital During First Quarter

BALTIMORE (April 21, 2004) — Municipal Mortgage & Equity, LLC (NYSE:MMA), known as MuniMae, announced today that it structured $413 million of financing during the first quarter of 2004 and raised $91 million in tax credit equity.

MuniMae Chairman and CEO Mark K. Joseph, commenting on the results, stated, “We are pleased with the first quarter production volumes and capital activity. Since we typically have lower production in the first quarter due to seasonality resulting from the affordable housing allocation cycle, achieving over $400 million in volume in the first quarter gives us a great start for 2004. In addition, MuniMae raised $54.8 million in gross proceeds as a result of its seventh follow-on equity offering. As a result of the first quarter activities, we are on track with our goals set for the year.”

Investment Activity Summary

Highlights of first quarter 2004 investment activity include:

First Quarter
Volume (in millions)
Taxable Construction/Permanent Lending	$191.7
Tax-Exempt Bonds	63.3
Supplemental Loans	11.7
Equity Syndications/Investments	146.4

Total	$413.1

Capital Activity Summary

In the first quarter of 2004, the Company raised $91 million in tax credit equity from seven third-party investors. Also, MuniMae raised gross proceeds of $54.8 million through its seventh follow-on equity offering. The Company offered 2.1 million shares, which includes the underwriter’s over-allotment option, at $25.55 per share. The net proceeds from this offering will be used to fund future investment opportunities, to reduce outstanding indebtedness and for general corporate purposes.

About Municipal Mortgage & Equity

MuniMae and its subsidiaries originate, service and asset manage investments in multifamily debt and equity for its own account and on behalf of others. MuniMae conducts these operations through its subsidiary, MMA Financial, LLC. As of March 31, 2004, assets under management totaled $8.6 billion secured by 2,179 properties containing 232,954 units in 49 states, The District of Columbia, Puerto Rico and the US Virgin Islands. For its proprietary accounts, MuniMae primarily holds tax-exempt multifamily housing bonds. This on-balance sheet portfolio of tax-exempt bonds is secured by 159 properties containing 36,709 units in 28 states. For a portion of these bonds, MuniMae participates in the performance of the underlying properties.

MuniMae is organized as a limited liability company. This structure allows MuniMae to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly and paid in February, May, August and November.

This press release contains statements that are forward looking in nature and reflect management’s current views with respect to future events and financial performance. These statements are subject to many uncertainties and risks and should not be considered guarantees of future performance. This press release does not constitute an offer to sell any securities of Municipal Mortgage & Equity, LLC.

Actual results may vary materially from projected results based on a number of factors, including the actual performance of the properties pledged as collateral for the portfolio, general conditions in the local real estate markets in which the properties are located and prevailing interest rates.

MUNIMAE: TAX-EXEMPT DISTRIBUTIONS AND GROWTH THROUGH REAL ESTATE

www.mmafin.com

Contacts
Investor Relations:
Angela Richardson, 888/788-3863